Exhibit 99.1

For Immediate Release

IR Contact	Media Contact
David Waldman/Jody Burfening	Jason Howard/Chenoa Taitt
Lippert/Heilshorn & Associates	Lippert/Heilshorn & Associates
dwaldman@lhai.com	jhoward@lhai.com / ctaitt@lhai.com
(212) 838-3777	(212) 838-3777

QSGI Completes Private Placement for $4.2 Million
to Accelerate Growth within Data Security and Compliance Division

HIGHTSTOWN, NJ—December 20, 2005—QSGI INC. (PCX: QGI), the only data security and regulatory compliance provider offering a full suite of life-cycle services for a corporation’s entire IT platform, today announced that it completed a private placement with a group of investors led by Pike Capital Partners, LP and Guerrilla Partners LP, for net proceeds of approximately $4.2 million. The preferred securities issued in the private placement consist of 143,333 shares of 6% Series A Preferred stock with a face value of $30 per share. Each Series A Preferred share is convertible into approximately 13.33 shares of QSGI common stock at a rate of $2.25 per common share. The proceeds will be used to accelerate the company's growth strategy within the company’s Data Security and Compliance division, including expanding the company’s OEM IT product relationships.

Marc Sherman, chairman and CEO, stated, “QSGI would like to thank both Pike Capital and Guerrilla Partners for their continued support of the company. These are two of our larger investors who have given our QSGI team a tremendous vote of confidence by making this significant investment while agreeing to its long-term common share lock-up provisions. With this financing in place, we have strengthened our balance sheet, and now have the financial flexibility to accelerate our ability to realize growth from opportunities which presently exist within the Data Security & Compliance division.”

The securities offered in the private placement are subject to certain lock up restrictions for up to one year with respect to common share holdings as well as certain optional redemption features further described in the Series A Preferred Stock Agreement. These securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company is obligated to register the resale of the shares of common stock issuable upon conversion of the Series A Preferred Stock according to terms of Series A Preferred Stock Registration Agreement.

About QSGI

QSGI is the only data security and regulatory compliance provider offering a full suite of end-of-life and other life-cycle services for a Fortune 1000 corporation’s and government client’s entire information technology (IT) platform. QSGI offsets its clients’ expenses through its value-added remarketing program. Prior to resale, the company utilizes its proprietary Department of Defense (DOD) level certified data sweep to eliminate otherwise recoverable data. QSGI reduces its clients' potential liability by ensuring regulatory and environmental compliance for IT products. QSGI also maintains and provides services on enterprise-class hardware, including mainframes, midrange servers, tape storage products and disk storage products. Given the sensitive nature of the company’s client relationships, it does not provide the names of its clients.

Statements about QSGI’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. QSGI intends that such forward-looking statements involve risks and uncertainties and are subject to change at any time, and QSGI’s actual results could differ materially from expected results. QSGI undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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